Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investors:
Edward C. English, Vice President, Chief Financial Officer and Treasurer of
PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320
or ted.english@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Presents Update on its DirectSelect™ Technology

Waltham, MA — March 15, 2006 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced that it presented an update on the development of its DirectSelect™ technology at the Drug Discovery Technology Europe 2006 meeting in London, United Kingdom. The Company’s presentation was delivered earlier today by Barry Morgan, Ph.D., Vice President, Chemistry. Dr. Morgan presented an overview of the development of DirectSelect™ technology, which included a discussion regarding both the generation of a set of libraries comprising over five billion compounds geared towards the identification of small molecule drug candidates, as well as the application of these libraries towards the identification of hit families to four well-known targets in proof-of-concept studies. A copy of the presentation has been posted on the Company’s website at http://www.praecis.com under “Investors.”

PRAECIS has developed a chemistry-driven technology, called DirectSelect™, which it believes will facilitate the drug discovery process. The technology is based upon the creation of multiple, numerically large (106 to >109), encoded libraries of drug-like structures that can be rapidly screened to identify individual structures, or families of structures, with affinity for a macromolecular target.

The premise behind DirectSelect™ is that the odds of identifying hits with higher affinity and enhanced selectivity for a macromolecular target can be improved by increasing the numeric size and “chemical space” interrogated by the target. In addition, access to multiple, structurally diverse families should improve the likelihood of identifying a lead molecule with a favorable safety profile in vivo. Combinatorial libraries of small molecules have traditionally been constrained to relatively low numbers (up to tens of thousands) of constituents due to technical limitations associated largely with deconvolution. PRAECIS has systematically addressed these challenges by focusing its efforts on marrying validated chemistry methods with unique screening and deconvolution steps.

In the presentation, Dr. Morgan described proof-of-concept screening of the DirectSelect™ libraries against three kinase and one protease target, including the cancer targets Aurora A kinase and Gleevec-resistant mutant Abl T315I kinase, the inflammation target p38 map kinase, and the Alzheimer’s target beta secretase. In each case, novel hit families were identified and hits were validated through re-synthesis, without tags used during the library screening, and testing in biochemical and cell-based assays. These data demonstrate the broad utility of DirectSelect™ to rapidly identify and validate novel hit families to pharmaceutical targets in approximately a one month time frame.

Given the successful internal validation of the ability of this technology to identify hit molecules in the proof-of-concept studies referenced above, PRAECIS has initiated activities to screen for new compounds against therapeutic targets of interest. The continued development and enhancement of DirectSelect™ is an important component of PRAECIS’ strategic operating plan, and PRAECIS believes that this technology may be an important tool for the future of drug discovery and development. The Company intends to use its DirectSelect™ technology to support pharmaceutical partnerships in drug discovery and development, and continues to initiate and advance research collaboration discussions with various major pharmaceutical companies with respect to this technology. The Company also intends to use this technology to expand its own proprietary development pipeline.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery and development of novel compounds with the potential to address unmet medical needs or improve existing therapies. PRAECIS has a novel MetAP-2 inhibitor, PPI-2458, in clinical development for cancer indications, including non-Hodgkin’s lymphoma and solid tumors, as well as an innovative drug discovery technology, DirectSelect™, which enables the generation and practical use of ultra-large libraries for the discovery of orally active compounds for drug development. PRAECIS has received approval to market Plenaxis® in both the United States and Germany.

This news release contains forward-looking statements, including statements regarding the Company’s plans for seeking partnerships relating to, as well as the internal use of, its DirectSelect™ technology. These statements are based on the Company’s current beliefs and expectations as to future outcomes and are not guarantees of future events or performance. These statements are subject to numerous risks, uncertainties and assumptions that could cause actual events and results to differ from those anticipated or projected, including, but not limited to, the Company’s ability to continue development of and successfully partner its DirectSelect™ technology, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the various risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. The Company undertakes no obligation to update any forward-looking statement made in this press release to reflect new information, events or circumstances after the date of this release.